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                                                                                                         Exhibit 11


                                     CALCULATION OF PRIMARY EARNINGS PER SHARE
                             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                      Three months ended                       Six months ended
                                                         September 30,                           September 30,


                                                    1997              1996                1997                 1996
                                                    ----              ----                ----                 ----
Weighted average common shares
  and common share equivalents
  outstanding                                 26,745,090        23,041,992          26,631,393           23,083,026

Net income                                        $7,459            $4,533             $14,764             $ 10,684

Earnings per share - primary and                    $.28              $.20               $ .55                $ .46
fully diluted


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